Exhibit 6.11

Radar USA, Inc.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of November 30th, 2021 (the “Effective Date”) by and between RADAR USA, Inc., a Delaware corporation (“Company”), and Arrowstone Ventures Ltd., a BC company (“Consultant”).

1. Engagement of Services. During the term of this Agreement, Company may issue Project Assignments to Consultant in the form attached to this Agreement as Exhibit A (each a “Project Assignment”). The terms of this Agreement will govern all Project Assignments and services undertaken by Consultant for Company. Consultant represents, warrants and covenants that Consultant will perform the services under this Agreement in a timely, professional and workmanlike manner and that all materials and deliverables provided to Company will comply with (i) the requirements set forth in the Project Assignment, (ii) the documentation and specifications for those materials and deliverables, and (iii) any samples or documents provided by Consultant to Company. All services hereunder will be provided by ARROWSTONE employees or consultants under contract with ARROWSTONE.

2. Compensation; Timing. Company will pay Consultant the fee set forth in each Project Assignment for the services provided as specified in that Project Assignment. Upon termination of this Agreement for any reason, Consultant will be (a) paid fees on the basis stated in the Project Assignment(s) and (b) reimbursed only for expenses that are properly incurred prior to termination of this Agreement and which are either expressly identified in a Project Assignment or approved in advance in writing by an authorized representative of the Company.

3. Independent Contractor Relationship. Consultant’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by the CEO of Company or his or her designee. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Consultant by filing Form 1099-

MISC with the Internal Revenue Service as required by law.

4. [Intentionally Omitted.]

5. Confidentiality.

5.1 Definition of Confidential Information. “Confidential Information” means (a) any technical and non-technical information related to the Company’s business and current, future and proposed products and services of Company, including for example and without limitation, Company Innovations, Company Property (as defined in Section 6 (Ownership and Return of Confidential Information and Company Property)), and Company’s information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information, marketing plans and business plans, in each case whether or not marked as “confidential” or “proprietary” and (b) any information that Company has received from others that may be made known to Consultant and that Company is obligated to treat as confidential or proprietary, whether or not marked as “confidential” or “proprietary”.

5.2 Nondisclosure and Nonuse Obligations. Except as permitted in this Section, Consultant will not (i) use any Confidential Information or (ii) disseminate or in any way disclose the Confidential Information to any person, firm, business or governmental agency or department. Consultant may use the Confidential Information solely to perform Project Assignment(s) for the benefit of Company. Consultant shall treat all Confidential Information with the same degree of care as Consultant accords to Consultant’s own confidential information, but in no case shall Consultant use less than reasonable care. If Consultant is not an individual, Consultant shall disclose Confidential Information only to those of Consultant’s employees who have a need to know the information as necessary for Consultant to perform this Agreement. Consultant certifies that each of its employees will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Consultant under this Agreement. Consultant shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Consultant shall assist Company in remedying any unauthorized use or disclosure of the Confidential Information. Consultant agrees not to communicate any information to Company in violation of the proprietary rights of any third party.

5.3 Exclusions from Nondisclosure and Nonuse Obligations. Consultant’s obligations under Section 5.2 do not apply to any Confidential Information that Consultant can demonstrate (a) was in the public domain at or subsequent to the time the Confidential Information was communicated to Consultant by Company through no fault of Consultant; (b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time the Confidential Information was communicated to Consultant by Company; or (c) was independently developed by employees of Consultant without use of, or reference to, any Confidential Information communicated to Consultant by Company. A disclosure of any Confidential Information by Consultant (a) in response to a valid order by a court or other governmental body or (b) as otherwise required by law will not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant provides prompt prior written notice thereof to Company (to the extent legally permissible) to enable Company to seek a protective order or otherwise prevent the disclosure.

6. Ownership and Return of Confidential Information and Company Property. All Confidential Information and any materials and items (including, without limitation, software, equipment, tools, artwork, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) that Company furnishes to Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of services under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the “Company Property”), are the sole and exclusive property of Company or Company’s suppliers or customers. Consultant agrees to keep all Company Property at Consultant’s premises unless otherwise permitted in writing by Company. Within five (5) days after any request by Company, Consultant shall destroy or deliver to Company, at Company’s option, (a) all Company Property and (b) all materials and items in Consultant’s possession or control that contain or disclose any Confidential Information. Consultant will provide Company a written certification of Consultant’s compliance with Consultant’s obligations under this Section.

7. Indemnification. Consultant will indemnify and hold harmless Company from and against any and all third party claims, suits, actions, demands and proceedings against Company and all losses, costs and liabilities related thereto arising out of or related to (i) an allegation that any item, material and other deliverable delivered by Consultant under this Agreement infringes any intellectual property rights or publicity rights of a third party or (ii) any gross negligence by Consultant or any intentional breach of this Agreement by Consultant.

8. Observance of Company Rules. At all times while on Company’s premises, Consultant will observe Company’s rules and regulations with respect to conduct, health, safety and protection of persons and property.

9. [Intentionally Omitted.]

10. Term and Termination.

10.1 Term. This Agreement is effective as of the Effective Date set forth above and will continue terminated on the second anniversary of the Effective Date unless terminated earlier as provided below.

10.2 Termination by Company. Company may terminate this Agreement or any Project Assignment with or without cause at any time, with termination effective immediately upon delivery to Consultant of written notice of termination. In any event Company will pay Consultant for services properly performed prior to the date of termination.

10.3 Termination by Consultant. Consultant may terminate this Agreement or any Project Assignment with or without cause at any time, with termination effective immediately upon delivery to Company of written notice of termination. In any event, Company will pay Consultant for services properly performed prior to the date of termination.

10.4 Effect of Expiration or Termination. Upon expiration or termination of this Agreement, Company shall pay Consultant for services properly performed under this Agreement as set forth in each then pending Project Assignment. The definitions contained in this Agreement and the rights and obligations contained in this Section and Section 4 (Disclosure and Assignment of Work Resulting from Project Assignments), Section 5 (Confidentiality), Section 6 (Ownership and Return of Confidential Information and Company Property), Section 7 (Indemnification), Section 11 (Noninterference with Business) and Section 12 (General Provisions) will survive any termination or expiration of this Agreement.

11. Noninterference with Business. During this Agreement, and for a period of two (2) years immediately following the termination or expiration of this Agreement, without the prior written consent of the Company, Consultant agrees not to solicit or induce any employee or independent contractor involved in the performance of this Agreement to terminate or breach an employment, contractual or other relationship with Company.

12. General Provisions.

12.1 Successors and Assigns. Consultant shall not assign its rights or delegate any performance under this Agreement without the prior written consent of Company. For the avoidance of doubt, Consultant may not subcontract performance of any services under this Agreement to any other contractor or consultant without Company’s prior written consent. All assignments of rights by Consultant are prohibited under this paragraph, whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner. For purposes of this paragraph, (i) a “change in control” is deemed an assignment of rights; and (ii) “merger” refers to any merger in which Consultant participates, regardless of whether it is the surviving or disappearing entity. Any purported assignment of rights or delegation of performance in violation of this paragraph is void. This Agreement will be for the benefit of Company’s successors and assigns, and will be binding on Consultant’s permitted assignees.

12.2 Injunctive Relief. Consultant’s obligations under this Agreement are of a unique character that give them particular value; Consultant’s breach of any of these obligations will cause irreparable and continuing damage to Company for which money damages are insufficient, and Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), without the need to post a bond.

12.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by email, upon acknowledgment of receipt; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may provide in writing.

12.4 Governing Law; Arbitration. The laws of the United States of America and the State of Delaware govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof shall be determined by binding arbitration in Austin, Texas before one (1) arbitrator. In addition to all other matters, the arbitrator shall have exclusive authority to determine any and all issues and matters relating to the scope of the arbitration, appropriate remedies for any breach, the arbitrability of any claim or dispute, the validity of the agreement to arbitrate, and the arbitrator’s jurisdiction. The arbitration and the selection of the arbitrator shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, including the Recommended Arbitration Discovery Protocols for Domestic Commercial Cases as set forth in Rules 16.1 and 16.2, as amended. The arbitrator shall have authority to hold hearings at any location or in any jurisdiction in aid of obtaining information and testimony from third parties. Judgment on the award or any interim award may be entered in any court having jurisdiction. In any arbitration arising out of or related to this Agreement, the cost of the arbitrator will be borne equally by the parties to this Agreement and each party to this Agreement will bear its own costs, including attorney’s fees, in respect of any disputes arising under this Agreement. The arbitrator selected shall be a former judge or an attorney with experience as a partner of a major law firm and have at least ten (10) years’ experience with business matters, business relationships and related financial matters. This clause shall not preclude parties from seeking provisional remedies from any court of competent jurisdiction in the State of Texas or such other jurisdiction as may be necessary to preserve the status quo and in aid of arbitration. This arbitration provision shall be governed and interpreted solely in accordance with the Federal Arbitration Act, 9 U.S.C. §1 et seq.

12.5 Severability. If a court of law or arbitrator holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

12.6 Waiver; Modification. If Company waives any term, provision or Consultant’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by Consultant. This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.

12.7 Entire Agreement. This Agreement constitutes the final and exclusive agreement between the parties relating to this subject matter and supersedes all agreements, whether prior or contemporaneous, written oral, concerning such subject matter. Time is of the essence of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Consulting Agreement as of the date first set forth above.

COMPANY:

RADAR USA, INC.

By:	/s/ Jeff Muller
Name:	Jeffrey Muller
Title:	CEO
Email:	jeff@mullergroupinternational.com

CONSULTANT:

ARROWSTONE VENTURES LTD

By:	/s/ Jay Hutton
Name:	Jay Hutton
Title:	CEO

Notice Address:	7760 211B STREET
LANGLEY, BC V2Y 0K6
Attn:	Director
Email:	j.hutton@shaw.ca

Exhibit A

PROJECT ASSIGNMENT

Project

Provide ongoing consulting services including, but not limited, items in Section A below during Radar USA start-up phase which is expected to be continuing for approximately the term of this Agreement.

Consultant will be paid $5,000 per month, pro-rated for partial months.

SECTION A:

●	Guidance and governance

●	Sales leadership

●	Finance and investor relations

●	Public relations and communications

●	Capital fund raising strategy

Consultant will be reimbursed for all expenses incurred in accordance by Consultant on behalf of Company so long as such expenses are incurred and reported in accordance with the policies of the Company in effect at the time in question.